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                              [REGISTER.COM LOGO]



Walt Meffert
1274 Sunrise Ridge Drive
Lafayette, CA 94549

October 8, 2001

RE:      Offer Letter

This will confirm our offer of employment and the terms of your employment by Register.com, Inc. (the "Company" or "Employer").

         1. Position and Duties. You will be employed by the Company as an "at will" employee, with the title of Chief Technology Officer. Your duties as Chief Technology Officer will be as directed by the Chief Operating Officer, and you will report directly to the Chief Operating Officer. In your duties as Chief Technology Officer you will work closely with the Chief Executive Officer, the Chief Financial Officer, and the General Managers and Vice Presidents of Register.com.

         2. Base Salary. You will be paid a base salary at the annual rate of $225,000, payable on a bi-weekly basis, less applicable withholdings, based upon full time employment with the Company and commencing on the date you start your full time employment.

         3. Relocation Expenses. The Company shall provide you with a loan of up to $50,000, net of any applicable taxes, in order to cover the costs of relocating to the New York metropolitan area. This loan shall be forgiven in three equal annual installments, commencing upon the first anniversary of your start date. This loan will be subject to the terms and conditions of a promissory note, which you must sign as a condition of receiving the loan. You will receive this loan within 30 days after you start full time at the Company.

         4. Senior Executive Bonus. You will be eligible to receive a senior executive bonus payable in the First Quarter of each year based upon performance goals to be set by the Company in its sole discretion. Your first year bonus is guaranteed to be a minimum of $50,000. Any bonus paid in the First Quarter of 2002 would be pro-rated to reflect the portion of service for the calendar year 2001. You must be actively employed by the Company at the time the bonus is paid to receive the senior executive bonus. The senior executive bonus is subject to applicable withholdings.

         5. Review. Your performance and compensation will normally be reviewed annually during the First Quarter, but your review date may vary from year to year.

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Walt Meffert
October 8, 2001


         6. Vacation and Benefits Packages. You will be eligible to participate in the Company's standard vacation and benefit packages as revised from time to time. In no event, however, shall you receive less than three weeks of vacation for every year that you work. Therefore, your vacation allowance will accrue at the rate of 1.25 days per month up to a maximum of 15 days.

         7. Medical Insurance. You and your immediate family will be eligible to participate in the firm's current medical insurance program immediately upon your start date.

         8. Stock Options. Subject to approval of the Compensation Committee of the Board of Directors, you shall receive the right (the "Option") to purchase 120,000 shares of common stock of the Company at the price to be set forth in a separate Stock Option Agreement. The Option shall not vest nor be exercisable until six months from the date that you commence full time employment with the Company (the "Blackout Period"). At the expiration of the Blackout Period, the Option shall vest and become exercisable monthly as to approximately 1/42nd of all shares of common stock subject to the Option as long as you are employed by the Company. The Option is subject to the standard terms and conditions of the Company's 2000 Stock Incentive Plan and the Stock Option Agreement; however, you understand that a portion of your stock options will most likely be treated as non-qualified stock options (NQSO).

         9. Restricted Stock Grant. Subject to approval of the Compensation Committee of the Board of Directors, shortly after your full time start date you will be given the opportunity to purchase, under our 2000 Stock Incentive Plan, a number of shares of Company common stock equal to $100,000.00 divided by the closing price of our stock on NASDAQ on the grant date. (The number of shares will be rounded up, if necessary, to avoid the issuance of fractional shares.) The purchase price will be equal to the par value of the shares. These shares will be purchased subject to the Company's right to repurchase at the purchase price, which will expire on the third anniversary of your start date assuming you are still employed by us on that date. This stock purchase will be subject to the terms and conditions of a stock issuance agreement which you must sign as a condition of receiving the shares.

         10. Employment Relationship. This Is Not A Contract of Employment. Notwithstanding any provision of this agreement, either party can terminate Employee's employment at any time with or without cause. Advance notice by either party is to be given to the other party according to the following schedule:

                  During the first three (3) months of your
                  employment                                    None
                  After three (3) months of employment          Thirty (30) days

provided, however, the Company shall not be required to provide any prior notice where the Employee's employment is being terminated for "Cause." For purposes of this letter, "Cause" is defined as (i) your breach of the terms of your employment or proprietary information agreement; (ii) your commission of any felony or any crime involving moral turpitude; (iii) your breach of a fiduciary duty or material policy of the Company; (iv) your commission of a dishonest act or common law fraud against the Company; (v) gross negligence or willful misconduct in connection with your position, (vi) your continual failure or refusal to perform any duties reasonably required in the course of your employment; (vii) your refusal to take or fail to satisfactorily to complete any screening test for illegal drugs and controlled substances that may be administered; or (viii) your engagement in misconduct in bad faith which is materially injurious to the Company.

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Walt Meffert
October 8, 2001


         11. Severance. Notwithstanding that your status would be as an at-will employee, in the event the Company terminates your employment without Cause (as defined above) at any time following the start date of your employment, (A) you will be eligible to receive the base salary you would have been entitled to receive for a period of three (3) months from the effective date of notice of termination; (B) you will be eligible to receive three (3) months of medical and dental coverage; and (C) any remaining amount due under the loan for relocation expenses referred to in Section 3 above will become repayable in equal annual installments such that the last payment will be made on the fifth anniversary of your start date.

         12. PINN Agreement. In order to accept this offer of employment, you must sign a counterpart of this offer letter and execute and deliver the Proprietary Information, Inventions and Non-Solicitation Agreement in the form attached hereto as Exhibit A.

         13. Governing Law. This offer will be governed by the laws of the State of New York, without reference to any conflicts of law principles, and any action, suit or proceeding arising under or out of this agreement or any of the transactions or relationships contemplated hereby will be resolved solely in the state or federal courts located in New York County in the State of New York. We both hereby submit to the jurisdiction of such court for such purpose.

         14. Complete Understanding. This letter represents your complete understanding of the terms of employment that have been offered to you and you are not relying on any discussions or agreements outside of this letter, other than as indicated above. Changes in the terms of your employment may be modified only in a document signed by the parties and referring explicitly hereto.

         15. Duration of Offer. The offer outlined herein expires if not accepted in writing by countersignature below on or prior to 5 P.M. Eastern Standard Time on Wednesday, October 10, 2001, and it requires that you commence full time employment with the Company on or before November 5, 2001. This offer is also contingent upon successful completion of reference checks, and a criminal and credit history background check.

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Walt Meffert
October 8, 2001



         16. If the above accurately reflects our agreement, kindly so signify by signing the enclosed copy of this letter in the space provided below and returning it to the undersigned.


Walt Meffert                            Register.com, Inc.


/s/ Walt Meffert                        /s/ Jack S. Levy

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Notary stamp: